SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant	[ X ]

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[	] Preliminary Proxy Statement
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[	] Definitive Proxy Statement

[ X ] Definitive Additional Materials

[	] Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

TRI-VALLEY CORPORATION

(Name of Registrant as Specified in its Charter)

Filed on Behalf of the Board of Directors

(Name of Person(s) Filing Proxy Statement,

if other than the Registrant)

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425472.1/SPA/17080/0101/083107

TRI-VALLEY CORPORATION

4550 Business Park Avenue, Suite 600

Bakersfield, California 93309

661-864-0500

Fax: 661-864-0600

August 24, 2007

“The core has the highest oil saturation I’ve ever seen in my 42+ year career”.

-Joe Kandle, President
Tri-Valley Oil & Gas Co.

Dear Shareholder:

The above quote by Joe Kandle refers to the oil core recently taken from our Pleasant Valley No. 1 well in the Oxnard Oilfield south of Ventura, California which we are drilling for the TVOG Opus I Drilling Program LP. So far it calculates to an astounding 85% oil saturation and offers a tremendous upside potential to reward our shareholders, drilling partners and royalty owners as we put it on production. Tri-Valley owns 25% of Opus I and also has additional leases near by for its own account.

We’re currently drilling the horizontal leg of the well. Then we’ll complete it and put it on steam for a few days to soften up the heavy oil and further pressurize the formation to enhance recovery. We expect to drill additional wells in short order and will have additional steam generators coming on line to build up heat and pressure in the reservoir to increase production.

Meanwhile, we are steaming the new wells at Temblor Valley West some 40 miles west of our Bakersfield headquarters and doing operations to build production revenue, reportable reserves and share value this year.

We are preparing to launch a new, large target exploration program looking for the big ones that can create exponential gain on discovery success. We’re completing the re-manufacture of service and drilling rigs so that our two new subsidiaries, Great Valley Production Services LLC and Great Valley Drilling Company LLC have a full inventory of equipment for our own projects as well as being able to contract to third parties for additional revenue.

We’ve added two new outside independent directors to the Board to assist in our continued growth and oversight and we invite your review of our proxy statement.

Please return your proxy at your earliest opportunity and we look forward to seeing you at the Saturday, October 6, 2007 Annual Shareholder Meeting.

Very truly yours,
F. Lynn Blystone
President, CEO and CHOB

425472.1/SPA/17080/0101/083107